Axos Financial, Inc. Reports Second Quarter 2019 Net Income, Up 22.7%
Total Assets Reached $9.8 billion At December 31, 2018

SAN DIEGO, CA – (BUSINESS WIRE) – January 29, 2019 – Axos Financial, Inc. (NYSE: AX) (“Axos”), parent company of Axos Bank (the “Bank”), today announced financial results for the second fiscal quarter ended December 31, 2018. Net income was $38.8 million, an increase of 22.7% from $31.7 million for the quarter ended December 31, 2017. Earnings attributable to Axos’ common stockholders were $38.8 million or $0.62 per diluted share for the second quarter of fiscal 2019, an increase of 22.7% from $31.6 million or $0.49 per diluted share for the second quarter ended December 31, 2017.
Adjusted earnings and adjusted earnings per diluted common share (“adjusted EPS”), non-GAAP measures, which exclude non-cash amortization expenses and non-recurring costs related to mergers and acquisitions and excess FDIC expense, increased 24.6% to $39.6 million and 28.6% to $0.63, respectively, for the quarter ended December 31, 2018 compared to $31.8 million and $0.49, respectively, for the quarter ended December 31, 2017.
Second Quarter Fiscal 2019 Financial Summary:

	Three Months Ended December 31
(Dollars in thousands, except per share data)	Q2 Fiscal 2019	Q2 Fiscal 2018	% Change
Net interest income	$92,720	$84,213	10.1%
Non-interest income	$16,892	$17,099	(1.2)%
Net income	$38,835	$31,658	22.7%
Adjusted earnings (Non-GAAP)[1]	$39,604	$31,777	24.6%
Net income attributable to common stockholders	$38,757	$31,580	22.7%
Diluted EPS	$0.62	$0.49	26.5%
Adjusted EPS (Non-GAAP)[1]	$0.63	$0.49	28.6%
[1] See “Use of Non-GAAP Financial Measures”

“We are starting to see the benefits from some of our recent acquisitions and strategic investments,” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “The additions of approximately $2.4 billion of deposits from Nationwide and deposit balances from some Epiq bankruptcy trustees helped drive expansion in our net interest margin compared to the September 30, 2018 quarter. The rollout of our Universal Digital Banking platform to our consumer brands was instrumental in our ability to secure a multi-year co-branded relationship agreement with Nationwide. We expect to realize additional benefits from our COR acquisition, which closed yesterday, and the MWABank acquisition which will close later this quarter.”

“Our strong returns and excess capital position allowed us to fund organic loan growth, up 16.8% linked-quarter annualized, and buy back approximately $47.9 million of stock,” explained Andy Micheletti, Executive Vice President and Chief Financial Officer of Axos. “Despite higher amortization and depreciation costs, expenses related to Axos Fiduciary Services and Nationwide, deal-related expenses and investments in technology and personnel, non-interest expense fell by approximately $2.0 million compared to the September 30, 2018 quarter. The higher provision for loan losses this quarter compared to last, reflects the seasonal H&R Block-related loans and growth in our core loan portfolio. Overall credit remains strong, with two basis points of annualized charge-offs to average loans and leases for the first six months of fiscal 2019.”

For the six months ended December 31, 2018, net income was a record $75.7 million, an increase of 18.17% over net income of $64.0 million for the six months ended December 31, 2017. Earnings attributable to Axos’s common stockholders were $75.5 million or $1.20 per diluted share for the six months ended December 31, 2018, an increase of 21.2% from $63.9 million or $0.99 per diluted share for the six months ended December 31, 2017. Record earnings for the quarter and for the six months ended December 31, 2018 were primarily the result of growth in the Bank’s loan and lease portfolio and reduction of the income tax rate, partially offset by higher operating costs.
Other Highlights:

•	Total assets reached $9.8 billion, up $0.9 billion or 10.0% compared to December 31, 2017

•	Loan and lease portfolio grew by $1.1 billion or 14.5% compared to December 31, 2017

•	Loan and lease originations and purchases for the three months ended December 31, 2018 were approximately $2.5 billion, up 20.5% compared to the quarter ended December 31, 2017

•
Asset quality remains strong with total non-performing assets of 0.53% of total assets at December 31, 2018 and net annualized charge-offs to average loans and leases of 0.06% for the three months ended December 31, 2018

•	Return on average common stockholders’ equity was 15.3% for the three months ended December 31, 2018

•	Tangible book value increased to $14.68 per share, up $0.98 per share compared to December 31, 2017

•	Repurchased approximately 1.7 million shares of the Company’s common stock for approximately $47.9 million in the second quarter ended December 31, 2018
Second Quarter Fiscal 2019 Income Statement Summary
During the quarter ended December 31, 2018, Axos earned $38.8 million or $0.62 per diluted share compared to $31.6 million, or $0.49 per diluted share for the quarter ended December 31, 2017. Net interest income increased $8.5 million or 10.10% for the quarter ended December 31, 2018 compared to December 31, 2017, primarily due to $1,160.3 million growth in average-earning assets.
The loan and lease loss provision was $5.0 million for the quarter ended December 31, 2018 compared to $4.0 million for the quarter ended December 31, 2017. The increase in the provision is primarily the result of portfolio loan growth and changes in loan mix.
For the second quarter ended December 31, 2018, non-interest income was $16.9 million compared to $17.1 million for the three months ended December 31, 2017. The $0.2 million decrease year over year was the result of a decrease of $3.3 million in mortgage banking income, partially offset by a $1.5 million increase in banking and service fees, primarily related to trustee and fiduciary services and an increase of $1.3 million in prepayment penalty fee income.
Non-interest expense or operating costs increased $10.1 million to $50.9 million for the quarter ended December 31, 2018 from $40.8 million for the three months ended December 31, 2017. The increase was mainly a result of an increase in salaries and related expense of $4.8 million as a result of the addition of staffing increases to support growth in to lending, deposits, and trustee and fiduciary services. Other operating expense increases includes a $1.6 million increase in depreciation and amortization primarily due to depreciation on lending and deposit platform enhancements and infrastructure development, and amortization of intangibles, an increase in professional services of $1.5 million, an increase in data processing and internet of $1.0 million, and an increase of $0.9 million in other and general expense. The increases in the other operating costs are primarily to support loan and deposit growth, as well as data processing, software and marketing initiatives.
Balance Sheet Summary
Axos’ total assets increased $270.6 million, or 2.8%, to $9,810.1 million, as of December 31, 2018, up from $9,539.5 million at June 30, 2018. The increase in total assets was primarily due to an increase in loan portfolio growth of $585.3 million on a net basis, primarily from portfolio loan originations and purchases of $3,216.5 million less principal repayments and other adjustments of $2,631.2 million. Investment securities increased $36.5 million primarily due to purchases of new available-for-sale securities. Total liabilities increased by $236.7 million, or 2.8%, to $8,815.7 million at December 31, 2018, up from $8,579.0 million at June 30, 2018. The increase in total liabilities primarily resulted from an increase in deposits of $355.2 million partially offset by a decrease in FHLB borrowings of $114.5 million. Stockholders’ equity increased by $33.9 million, or 3.5%, to $994.4 million at December 31, 2018 from $960.5 million at June 30, 2018. The increase was primarily the result of $75.7 million in net income, $5.9 million of vesting and issuance of RSUs and stock-based compensation expense and $0.4 million in other comprehensive income, partially offset by $47.9 million of common stock repurchases and $0.2 million of dividends declared on preferred stock.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 9.03% at December 31, 2018.
Conference Call
A conference call and webcast will be held on Tuesday, January 29, 2019 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and may be accessed at Axos’ website, http://www.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until February 28, 2019, at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13685994.
About Axos Financial, Inc. and Axos Bank
Axos Financial, Inc. is the holding company for Axos Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With approximately $9.8 billion in assets, Axos Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index. For more information on Axos Bank, please visit axosbank.com.
Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although we believe the non-GAAP financial measures disclosed in this report enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
We define net income without the after-tax impact of acquisition-related costs and excess FDIC expense as adjusted earnings (“adjusted earnings”), a non-GAAP financial measure. Excess FDIC expense is defined as the higher insurance costs associated with increased levels of short-term brokered deposits in anticipation of the acquisition of deposits from Nationwide Bank. Adjusted earnings per diluted common share (“adjusted EPS”), a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and adjusted EPS provide useful information about the Bank’s operating performance. Excluding the acquisition related costs and excessive FDIC expense provides investors with an understanding of Axos’ core lending and banking business.
Below is a reconciliation of net income to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(Dollars in thousands, except per share amounts)	2018	2017	2018	2017
Net income	$38,835	$31,658	$75,676	$64,041
Acquisition-related costs	1,064	212	2,133	298
Excess FDIC expense	—	—	1,111	—
Income taxes	(295)	(93)	(861)	(127)
Adjusted earnings (Non-GAAP)	$39,604	$31,777	$78,059	$64,212
Adjusted EPS (Non-GAAP)	$0.63	$0.49	$1.24	$1.03

We define book value adjusted for goodwill and other intangible assets as tangible book value (“tangible book value”), a non-GAAP financial measure. Tangible book value is calculated using common stockholders’ equity minus mortgage servicing rights, goodwill and other intangible assets. Tangible book value per common share, a non-GAAP financial measure, is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity to tangible book value (Non-GAAP) as of the dates indicated:

	December 31,
(Dollars in thousands, except per share amounts)	2018	2017
Total stockholders’ equity	$994,401	$873,663
Less: preferred stock	5,063	5,063
Common stockholders’ equity	989,338	868,600
Less: mortgage servicing rights, carried at fair value	11,215	9,066
Less: goodwill and other intangible assets	79,829	—
Tangible common stockholders’ equity (Non-GAAP)	$898,294	$859,534
Common shares outstanding at end of period	61,207,743	62,720,641
Tangible book value per common share (Non-GAAP)	$14.68	$13.70

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ ability to grow and increase its business, Axos’ ability to close and integrate our recent and pending acquisitions and realize the anticipated benefits of the transactions, diversify its lending, the outcome and effects of pending class action litigation filed against the Company, and the anticipated timing and financial performance of offerings, initiatives or acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axos undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@axosfinancial.com

The following tables set forth certain selected financial data concerning the periods indicated:
AXOS FINANCIAL, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	December 31, 2018	June 30, 2018	December 31, 2017
Selected Balance Sheet Data:
Total assets	$9,810,096	$9,539,504	$8,915,959
Loans and leases—net of allowance for loan and lease losses	9,017,550	8,432,289	7,874,431
Loans held for sale, at fair value	16,135	35,077	24,499
Loans held for sale, lower of cost or fair value	2,883	2,686	7,067
Allowance for loan and lease losses	53,706	49,151	45,606
Securities—available-for-sale	216,785	180,305	191,725
Total deposits	8,340,520	7,985,350	7,393,233
Advances from the FHLB	342,500	457,000	543,000
Subordinated notes and debentures and other	54,625	54,552	54,503
Total stockholders’ equity	994,401	960,513	873,663

Capital Ratios:
Equity to assets at end of period	10.14%	10.07%	9.80%
Axos Financial, Inc.:
Tier 1 leverage (core) capital to adjusted average assets	9.41%	9.45%	10.26%
Common equity tier 1 capital (to risk-weighted assets)	12.50%	13.27%	14.39%
Tier 1 capital (to risk-weighted assets)	12.57%	13.34%	14.48%
Total capital (to risk-weighted assets)	14.01%	14.84%	16.08%
Axos Bank:
Tier 1 leverage (core) capital to adjusted average assets	9.03%	8.88%	10.26%
Common equity tier 1 capital (to risk-weighted assets)	12.06%	12.53%	14.48%
Tier 1 capital (to risk-weighted assets)	12.06%	12.53%	14.48%
Total capital (to risk-weighted assets)	12.80%	13.27%	15.23%

AXOS FINANCIAL, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Six Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Selected Income Statement Data:
Interest and dividend income	$131,239	$107,785	$254,036	$211,296
Interest expense	38,519	23,572	75,037	46,533
Net interest income	92,720	84,213	178,999	164,763
Provision for loan and lease losses	4,950	4,000	5,550	5,000
Net interest income after provision for loan and lease losses	87,770	80,213	173,449	159,763
Non-interest income	16,892	17,099	33,435	30,439
Non-interest expense	50,933	40,809	103,855	78,829
Income before income tax expense	53,729	56,503	103,029	111,373
Income tax expense	14,894	24,845	27,353	47,332
Net income	$38,835	$31,658	$75,676	$64,041
Net income attributable to common stock	$38,757	$31,580	$75,521	$63,886

Per Common Share Data:
Net income:
Basic (revised for December 2017)	$0.62	$0.50	$1.21	$1.00
Diluted (revised for December 2017)	$0.62	$0.49	$1.20	$0.99
Book value per common share	$16.16	$13.85	$16.16	$13.85
Tangible book value per common share (Non-GAAP)	$14.68	$13.70	$14.68	$13.70
Adjusted earnings per common share (Non-GAAP)	$0.63	$0.49	$1.24	$1.03

Weighted average number of common shares outstanding:
Basic (revised for December 2017)	62,336,779	63,559,724	62,566,188	63,640,164
Diluted (revised for December 2017)	62,674,876	64,156,716	63,046,933	64,245,444
Common shares outstanding at end of period	61,207,743	62,720,641	61,207,743	62,720,641
Common shares issued at end of period	66,169,401	65,444,875	66,169,401	65,444,875

Performance Ratios and Other Data:
Loan and lease originations for investment	$1,855,336	$1,368,229	$3,205,515	$2,328,741
Loan originations for sale	$610,165	$686,224	$913,132	$1,016,493
Loan and lease purchases	$11,009	$—	$11,009	$—
Return on average assets	1.59%	1.49%	1.58%	1.51%
Return on average common stockholders’ equity	15.29%	14.37%	15.14%	14.80%
Interest rate spread[1]	3.48%	3.71%	3.44%	3.67%
Net interest margin[2]	3.87%	4.00%	3.82%	3.94%
Efficiency ratio	46.47%	40.28%	48.89%	40.38%

Asset Quality Ratios:
Net annualized charge-offs (recoveries) to average loans and leases	0.06%	0.03%	0.02%	0.01%
Non-performing loans and leases to total loans and leases	0.47%	0.38%	0.47%	0.38%
Non-performing assets to total assets	0.53%	0.44%	0.53%	0.44%
Allowance for loan and lease losses to total loans and leases held for investment at end of period	0.59%	0.57%	0.59%	0.57%
Allowance for loan and lease losses to non-performing loans and leases	124.88%	152.08%	124.88%	152.08%

1.	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.

2.	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.